Exhibit 10.4
As of February 28, 2017

Michael D. Fricklas
c/o Viacom Inc.
1515 Broadway
New York, NY 10036

Dear Mr. Fricklas:

We hereby refer to the Employment Agreement between you and Viacom Inc. (“Viacom”) dated October 2, 2009, amended as of August 6, 2012, as of May 20, 2015 and further amended as of December 12, 2016 (together, the “Employment Agreement”). All defined terms used without definition shall have the meanings provided in your Employment Agreement.

This letter confirms that your employment shall treated as a termination without Cause under paragraph 11(b) of your Employment Agreement on May 26, 2017, or such earlier date stated in a written notice provided to you no less than fifteen (15) days prior to such earlier termination date (“Termination Date”).

1.	Termination Payments/Benefits.

(a)  Paragraph 11(c)(i) shall be amended by deleting it in its entirety and replacing it with the following paragraph:

“The Company shall continue to pay your Salary (at the rate in effect on the Termination Date) at the same time and in the same manner as if you had not terminated employment, for twenty-four (24) months following the Termination Date.”

2.	Cooperation/Duration.

(a)  Paragraph 9(a) shall be amended by deleting it in its entirety and replacing it with the following paragraph:

“Communication. Except as required by law or legal process or at the request of the Company, you shall not communicate with anyone, except to the extent necessary in the performance of your duties under this Agreement in accordance with Viacom Inc.’s policies, with respect to the facts or subject matter of any claim, litigation, regulatory or administrative proceeding directly or indirectly involving Viacom that relates to any period during which you were employed by the Company (“Viacom Legal Matters”) without obtaining the prior consent of Viacom Inc. or its counsel.”

(b)  Paragraph 9(f) shall be amended by deleting it in its entirety and replacing it with the following paragraph:

Mr. Michael D. Fricklas
As of February 28, 2017

“Duration. The provisions of this paragraph 9 shall apply during the Contract Period and at all times thereafter, and shall survive the termination of your employment with the Company with respect to any and all Viacom Legal Matters.”

3.	Offset.

(a)  Paragraph 11(e) shall be amended by deleting it in its entirety and replacing it with the following paragraph:

“Offset. The amount of payments provided in paragraph 11 as amended above in respect of the period that begins twelve (12) months after the Termination Date shall be reduced by any compensation for services earned by you (including as an independent consultant or independent contractor) from any source in respect of the period that begins twelve (12) months after the Termination Date and ends when the Company is no longer required to make payments pursuant to paragraph 11 as amended above (the “Offset Period”), including, without limitation, salary, sign-on or annual bonus, consulting fees, commission payments and any amounts the payment of which is deferred at your election, or with your consent, until after the expiration of the Offset Period; provided that, if the Company in its reasonable discretion determines that any grant of long-term compensation is made in substitution of the aforementioned payments, such payments shall be further reduced by the value on the date of grant, as reasonably determined by the Company, of such long-term compensation you receive. You agree to promptly notify the Company of any arrangements during the Offset Period in which you earn compensation for services and to cooperate fully with the Company in determining the amount of any such reduction.”

4.	Indemnification.

(a)  Paragraph 21(c) shall be amended to change the word “or” to the word “and”.

5.	Other.

(a)  The second and penultimate paragraphs of the December 12, 2016 letter agreement amending your Employment Agreement shall be deleted in their entirety.

6.
Other Payments. Set forth as Appendix A is a summary of your account balance (or accumulated benefit) as of the assumed Termination Date reflected in the summary under the Viacom Pension Plan, the Viacom 401(k) Plan, the Viacom Excess Pension Plan, the Viacom Excess 401(k) Plan, the Viacom Bonus Deferral Plan, and the Viacom Deferred Compensation with, in each case, the payment schedule for your benefits thereunder.

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Mr. Michael D. Fricklas
As of February 28, 2017

Please confirm your understanding of the Agreement by signing and returning both copies of this Agreement. This document shall constitute a binding agreement between us only after it also has been executed by the Company and a fully executed copy has been returned to you.

Very truly yours,
VIACOM INC.

By:
/s/ Scott Mills
Scott Mills Executive Vice President, Chief Administrative Officer

ACCEPTED AND AGREED:
/s/ Michael D. Fricklas
Michael D. Fricklas
Dated:

Mr. Michael D. Fricklas
As of February 28, 2017

APPENDIX A

Summary of account balances or accumulated benefits as of February 24, 2017, unless otherwise noted, and assumes a termination date on or prior to May 26, 2017.

Plan Name	Account Balance or Accumulated Plan Benefit	Timing of Distribution	Payment Options
Viacom Pension Plan	$554,357.99[a]	Benefits may commence as early as the first of the month following the date of termination	Single lump sum payment or monthly annuity
Viacom Excess Pension Plan
Grandfathered Benefit	$936,024.45[a]	Benefit may commence as early as the first of the month following date of termination*	Single lump sum payment or monthly annuity*
On-Going Benefit	$3,039.05[b]	Benefit must commence the first of the month following or coincident with six (6) months after the date of termination	Monthly annuity
Viacom 401(k) Plan	$974,995.64	Account may be distributed at participant’s discretion after termination	Single lump sum payment
Viacom Excess 401(k) Plan	$4,676,999.01	Account must be distributed on or about January 31, 2018	Single lump sum payment
Viacom Bonus Deferral Plan	$1,514,876.33	Account must be distributed on or about January 31, 2018	Single lump sum payment
Viacom Deferred Compensation Agreement	$1,127,745.87	Account must be distributed on or about January 31, 2018	Single lump sum payment

a Balance shown represents benefit payable as of March 1, 2017. The actual amount paid will depend on when payments commence and the form of payment selected.
b Amount shown represents a monthly annuity payable for the participant’s life, commencing as of his normal retirement date of February 1, 2025. The actual amount paid will depend on when payments commence and the form of payment selected. For example, if benefits commence as a single life annuity on September 1, 2017, the amount payable would be $1,833.46 per month.
*The timing of distribution and payment options for the Grandfathered Benefit are linked to your election with respect to your Qualified Pension Plan benefit.